   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              FAXSAV INCORPORATED
             (Exact name of Registrant as specified in its Charter)
                         ------------------------------

                         DELAWARE                                                    11-3025769
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                   Identification Number)

                            ------------------------

                 399 THORNALL STREET, EDISON, NEW JERSEY 08837
                                 (732) 906-2000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                         ------------------------------

                               THOMAS F. MURAWSKI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              FAXSAV INCORPORATED
                              399 THORNALL STREET
                            EDISON, NEW JERSEY 08837
                                 (732) 906-2000
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                         ------------------------------

                                   COPIES TO:
                           RICHARD R. PLUMRIDGE, ESQ.
                            BRIAN B. MARGOLIS, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                           1633 BROADWAY, 47TH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (212) 581-1600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after this Registration Statement is declared effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF SHARES TO BE                AMOUNT TO BE         AGGREGATE           AGGREGATE           AMOUNT OF
                REGISTERED                       REGISTERED      PRICE PER UNIT(1)   OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $.01 par value...............   2,000,000 Shares         $3.65             $7,300,000          $2,153.50

(1) Based on the average high and low trading prices of the Common Stock, as reported on the Nasdaq National Market, on September 23, 1998.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                2,000,000 SHARES

                              FAXSAV INCORPORATED

                                  COMMON STOCK

                           --------------------------

    This Prospectus relates to the public offering, which is not being underwritten, of up to 2,000,000 shares (the "Shares") of Common Stock, par value $.01 per share, of FaxSav Incorporated ("FaxSav" or the "Company"). All of these shares have been issued to certain Selling Stockholders (the "Selling Stockholders") under an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act").

    The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. The Selling Stockholders may transfer their Shares under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

    None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act, under certain circumstances.

    The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements.

    The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "FAXX." On September 28, 1998, the last reported sales price of the Company's Common Stock on the Nasdaq National Market was $4.38 per share.

                           --------------------------

 AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE
                      "RISK FACTORS" BEGINNING ON PAGE 5.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 29, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................           2
Incorporation Of Certain Information By Reference..........................................................           2
The Company................................................................................................           4
Risk Factors...............................................................................................           5
Use Of Proceeds............................................................................................          13
Selling Stockholders.......................................................................................          14
Plan Of Distribution.......................................................................................          14
Legal Matters..............................................................................................          15
Experts....................................................................................................          15

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, or may be obtained from the Commission's Internet site on the world wide web at http://www.sec.gov. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

    The Common Stock of the Company is traded on the Nasdaq National Market, and in accordance therewith, annual and quarterly reports, proxy statements and other information concerning the Company may be inspected at the Nasdaq National Market's offices located in Washington, D.C.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (1) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K"); (2) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; (3) the Proxy Statement of the Company in connection with the Annual Meeting of the Stockholders held on May 28, 1998; and (4) the Company's Current Report on Form 8-K filed on September 23, 1998.

    All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this

Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Mr. Peter S. Macaluso, Vice President and Chief Financial Officer, FaxSav Incorporated, 399 Thornall Street, Edison, New Jersey 08837.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                                  THE COMPANY

    The Company was incorporated in Delaware in November 1989 under the name Digitran Corporation and changed its name to FaxSav Incorporated in February 1996. The Company's executive offices are located at 399 Thornall Street, Edison, New Jersey 08837, and its telephone number is (732) 906-2000.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY ANY INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO ALL OF THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS, BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT

    From its inception in 1989 through the six month period ended June 30, 1998, the Company has experienced significant operating losses. The Company incurred operating losses of $4.1 million, $7.5 million and $7.1 million during the years ended December 31, 1995, 1996 and 1997, respectively and $3.1 million during the six months ended June 30, 1998. The Company currently anticipates incurring further operating losses as it attempts to expand its business and there can be no assurance that its future operations will generate positive operating income. As of June 30, 1998, the Company had an accumulated deficit of $35.3 million.

    The Company has generated net operating loss ("NOL") carryforwards for income tax purposes of approximately $30.0 million through December 31, 1997. These NOL carryforwards have been recorded as a deferred tax asset of approximately $9.5 million. Based upon the Company's history of operating losses and presently known factors, management has determined that it is more likely than not that the Company will be unable to generate sufficient taxable income prior to the expiration of these NOL carryforwards and has accordingly reduced its deferred tax assets to zero with a full valuation allowance.

INTENSE COMPETITION

    The market for facsimile transmission services is intensely competitive and there are limited barriers to entry. The Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully will depend upon a number of factors, including market presence; the capacity, reliability and security of its network infrastructure; the pricing policies of its competitors and suppliers; the timing of introductions of new services and service enhancements by the Company and its competitors; and industry and general economic trends.

    The Company's current and prospective competitors generally fall into the following groups: (i) telecommunication companies, such as AT&T, MCI WorldCom, Sprint and the regional Bell operating companies, and telecommunications resellers; (ii) Internet service providers, such as Uunet Technologies, Inc., a subsidiary of MCI WorldCom, Inc., and NETCOM On-Line Communications Services, Inc., (iii) on-line services providers, such as Microsoft Corporation and America Online, Inc. and (iv) direct fax delivery competitors, including Xpedite Systems, Inc. and UNIFI Communications, Inc. Many of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than can the Company. Further, the foundation of the Company's telephony network infrastructure consists of the right to use the telecommunications lines of several of the above-mentioned long distance carriers, including MCI WorldCom. There can be no assurance that these companies will not discontinue or otherwise alter their relationships with the Company in a manner that would have a material adverse effect upon the Company's business, financial condition and results of operations. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of the Company's current and prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition to direct competitors, many of the Company's larger potential customers may seek to internally fulfill their fax communication needs through the deployment of their own computerized fax communications systems or network infrastructures for intra-company faxing. Increased competition is likely to result in price reductions and could result in reduced gross margins and erosion of the Company's market share, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations.

    On August 7, 1997, the Federal Communications Commission (the "FCC") issued new rules which may significantly reduce the cost of international calls originating in the United States. The five-year phase-in period commenced on January 1, 1998. To the extent that these new regulations are implemented and result in reductions in the cost of international calls originating in the United States, the Company will face increased competition for its international fax services which may have a material adverse effect on the Company's business, financial condition or results of operations.

POSSIBLE DELISTING FROM NASDAQ

    The Common Stock of the Company is listed on the Nasdaq National Market ("Nasdaq") and continued inclusion of such securities on Nasdaq requires, among other criteria, that the Company maintain at least $4.0 million in net tangible assets. As of June 30, 1998, the Company had net tangible assets of approximately $1.6 million and was not in compliance with the net tangible assets maintenance requirement. On July 24, 1998, the Company completed a private placement of the 2,000,000 shares of its Common Stock being registered hereunder to a group of investors for an aggregate purchase price of $7.0 million. As a result, the Company's net tangible assets as of June 30, 1998 on a pro forma basis, reflecting the proceeds from the private placement, amounted to $8.5 million. Consequently, the Company is currently in compliance with the Nasdaq maintenance requirements and expects to be so notified in the near future by Nasdaq, thereby reducing the risk that the Company's shares would be delisted. However, if Nasdaq determines that the Company is not currently in compliance with its maintenance requirements or if, in the future, the Company is unable to satisfy such maintenance requirements, the Company's securities may be delisted from Nasdaq. There can be no assurance that the Common stock will not be delisted, which would materially impair the liquidity of such securities.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING; DILUTION

    The Company currently believes that its current cash and cash equivalents will be sufficient to meet its presently anticipated cash needs for working capital and capital expenditure requirements through August 31, 1999. However, the Company's cash requirements may vary materially from those now planned as a result of unforeseen changes that could consume a significant portion of the available resources before such time. To the extent that funds expected to be generated from the Company's operations are insufficient to meet current or planned operating requirements or to maintain a Nasdaq listing, the Company will seek to obtain additional funds through bank facilities, equity or debt financing, collaborative or other arrangements with corporate partners and others and from other sources. See "--Possible Delisting from Nasdaq." Additional funding may not be available when needed or on terms acceptable to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. If adequate funds are not available, the Company may be required to delay or to eliminate certain expenditures or to license to third parties the rights to commercialize technologies that the Company would otherwise seek to develop itself. In addition, in the event that the Company obtains any additional funding, such financings may have a dilutive effect on the holders of the Company's securities.

LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS; RISK OF THIRD PARTY CLAIMS
  OF INFRINGEMENT.

    The Company's success is dependent upon its proprietary technology. The Company relies primarily on a combination of contract, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company has been granted a patent related to its faxSAV Connector and has a patent application pending for its "e-mail Stamps" security technology incorporated into its faxMailer service. There can be no assurance that a patent will issue from such application or that present or future patents will provide sufficient protection to the Company's present or future technologies, services and processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information or obtain access to the Company's know-how. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

    There can be no assurance that other third parties will not assert infringement claims against the Company in the future. Patents have been granted recently on fundamental technologies in the communications and desktop software areas, and patents may issue which relate to fundamental technologies incorporated in the Company's services. As patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed which, if issued as patents, could relate to the Company's services. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims that the Company has infringed upon the proprietary right of others, which costs and diversion could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to license and sell its services in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be obtained on terms acceptable to the Company, or at all. The failure to obtain any necessary licenses or other rights could have a material adverse effect on the Company's business, financial condition and results of operations.

QUARTERLY FLUCTUATIONS; POSSIBLE VOLATILITY OF STOCK PRICE

    The Company may in the future experience significant quarter to quarter fluctuations in its results of operations, which may result in volatility in the price of the Company's Common Stock. Quarterly results of operations may fluctuate as a result of a variety of factors, including demand for the Company's services, the introduction of new services and service enhancements by the Company or its competitors, market acceptance of new services, the mix of revenues between Internet-based versus telephony-based deliveries, the timing of significant marketing programs, the number and timing of the hiring of additional personnel, competitive conditions in the industry and general economic conditions. The Company's revenues are difficult to forecast. Shortfalls in revenues may adversely and disproportionately affect the Company's results of operations because a high percentage of the Company's operating expenses are relatively fixed, and planned expenditures, such as the anticipated expansion of the Company's Internet infrastructure, are based primarily on sales forecasts. In addition, the stock market in general has experienced extreme price and volume fluctuations, which have affected the market price of securities of many companies in the telecommunications and technology industries and which may have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. Accordingly, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. There can be no assurance that the Company will be profitable in any future quarter. Due to the foregoing factors, it is likely that in one or more future quarters the Company's operating results will be below the expectations of public market analysts and investors. Such an event would have a material adverse effect on the price of the Company's Common Stock.

DEPENDENCE ON NETWORK INFRASTRUCTURE; NO ASSURANCE OF ADDITIONAL
  INTERNET-CAPABLE NODE DEPLOYMENT

    The Company's future success will depend in part upon the capacity, reliability and security of its network infrastructure and in part upon its ability to expand the deployment of an international network of Internet-capable facsimile nodes. The Company must continue to expand and adapt its network infrastructure as the number of customers and the volume of traffic they wish to transmit increases. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet any additional demand on a timely basis, at a commercially reasonable cost, or at all. In addition, there can be no assurance that the Company will be able to deploy additional contemplated Internet-capable facsimile nodes on a timely basis, at a commercially reasonable cost, or at all. Any failure of the Company to expand its network infrastructure on a timely basis, to adapt it to changing customer requirements or evolving industry standards or to complete the development of the contemplated Internet-capable facsimile node infrastructure on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that the Company will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, which may prevent the Company from installing Internet-capable facsimile nodes in such countries and may have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON THE INTERNET AS A LOW-COST FACSIMILE TRANSMISSION MEDIUM; NO
  ASSURANCE OF INCREASED MARKET ACCEPTANCE

    The Company believes that its future success will depend in part upon its ability to significantly expand its base of Internet-capable nodes and route more of its customers' traffic through the Internet. The Company's success is therefore largely dependent upon the viability of the Internet as a medium for the transmission of documents. There can be no assurance that document transmission over the Internet will continue to be reliable or that Internet capacity constraints will not develop which inhibit efficient document transmission. The Company accesses the Internet from its Internet-capable nodes by dedicated connection to third party internet service providers. The Company pays fixed monthly fees for such Internet access, regardless of the Company's usage or the volume of its customers' traffic. There can be no assurance that the current pricing structure for access to and use of the Internet will not change unfavorably. If material capacity constraints develop on the Internet or the current Internet pricing structure changes unfavorably, the Company's business, financial condition and results of operations would be materially and adversely affected. In addition, the Company's future success is dependent upon the increased acceptance by potential customers of the Internet as the preferred medium for transmission of documents. There can be no assurance that such market acceptance shall continue to increase. Lack of increased market acceptance would materially and adversely affect the Company's business, financial condition and results of operations.

NO ASSURANCE OF SUCCESSFUL MANAGEMENT OF GROWTH

    The Company has rapidly and significantly expanded its operations and anticipates that significant expansion will continue to be required in order to address potential market opportunities. There can be no assurance that such expansion will be successfully completed or that it will generate sufficient revenues to cover the Company's expenses. The inability of the Company to promptly address and respond to these circumstances could have a material adverse effect on the Company's business, financial condition and results of operations.

RAPID INDUSTRY CHANGE

    The telecommunications industry in general, and the facsimile transmission business in particular, are characterized by rapid and continuous technological change. Future technological advances in the telecommunications industry may result in the availability of new services or products that could compete with the facsimile transmission services provided by the Company or reduce the cost of existing products or services, any of which could enable the Company's existing or potential customers to fulfill their fax communications needs more cost efficiently. There can be no assurance that the Company will be successful in developing and introducing new services that meet changing customer needs and respond to technological changes or evolving industry standards in a timely manner, if at all, or that services or technologies developed by others will not render the Company's services noncompetitive. The inability of the Company to respond to changing market conditions, technological developments, evolving industry standards or changing customer requirements, or the development of competing technology or products that render the Company's services noncompetitive would have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF SYSTEM FAILURE; SECURITY RISKS

    The Company's operations are dependent on its ability to protect its network from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry, computer viruses or other events beyond the Company's control. Most of the Company's current computer hardware and switching equipment, including its processing equipment, is currently located at three sites. There can be no assurance that the Company's existing and planned precautions of backup systems, regular data backups and other procedures will be adequate to prevent significant damage, system failure or data loss. Despite the implementation of security measures, the Company's infrastructure may also be vulnerable to computer viruses, hackers or similar disruptive problems caused by its customers or other Internet users. Persistent problems continue to affect public and private data networks, including computer break-ins and the misappropriation of confidential information. Such computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the individuals, businesses and financial institutions utilizing the Company's services, which may result in significant liability to the Company and also may deter potential customers from using the Company's services. Any damage, failure or security breach that causes interruptions or data loss in the Company's operations or in the computer systems of its customers could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY

    The Company relies on third parties to supply key components of its network infrastructure, including long distance telecommunications services and telecommunications node equipment, many of which are available only from sole or limited sources. MCI WorldCom is the primary provider of long distance telecommunications services to the Company. The Company has from time-to-time experienced partial interruptions of service from its telecommunications carriers which have temporarily prevented customers in limited geographical areas from reaching the FaxSav network. There can be no assurance that the Company will not experience partial or complete service interruptions in the future. The fixed term of one of the Company's contracts with MCI WorldCom expired on November 30, 1997, after which the contract has continued and will continue on a month-to-month basis until renegotiated by the parties or terminated by either party. There can be no assurance that MCI WorldCom and the Company's other telecommunications providers will continue to provide long distance services to the Company at attractive rates, or at all, or that the Company will be able to obtain such services in the future from these or other long distance providers on the scale and within the time frames required by the Company. Any failure to obtain such services on a timely basis at an affordable cost, or any significant delays or interruptions of service from such carriers, would have a material adverse effect on the Company's business, financial condition and results of operations.

    All of the faxboards used in the Company's telecommunications nodes are supplied by Brooktrout Technology, Inc. ("Brooktrout"). The Company purchases Brooktrout faxboards on a non-exclusive basis pursuant to purchase orders placed from time-to-time, carries a limited inventory of faxboards and has no guaranteed supply arrangement with Brooktrout. In addition to faxboards, many of the routers, switches and other hardware components used in the Company's network infrastructure are supplied by sole or limited sources on a non-exclusive, purchase order basis. There can be no assurance that Brooktrout or the Company's other suppliers will not enter into exclusive arrangements with the Company's competitors, or cease selling these components to the Company at commercially reasonable prices, or at all. The anticipated expansion of the Company's network infrastructure is expected to place a significant demand on the Company's suppliers, some of which have limited resources and production capacity. In addition, certain of the Company's suppliers, in turn, rely on sole or limited sources of supply for components included in their products. Failure of the Company's suppliers to adjust to meet such increasing demand may prevent them from continuing to supply components and products in the quantities and quality and at the times required by the Company, or at all. The Company's inability to obtain sufficient quantities of sole or limited source components or to develop alternative sources if required could result in delays and increased costs in the expansion of the Company's network infrastructure or in the inability of the Company to properly maintain the existing network infrastructure, which would have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF SOFTWARE DEFECTS OR DEVELOPMENT DELAYS

    Software-based services and equipment, such as the Company's faxSAV for Internet suite of services and the faxSAV Connector, may contain undetected errors or failures when introduced or when new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in such software or other releases after commencement of commercial shipments, or that the Company will not experience development delays, resulting in delays in the shipment of software and a loss of or delay in market acceptance, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

    The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales and managerial employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

RELIANCE ON INTERNATIONAL STRATEGIC ALLIANCES; RISKS ASSOCIATED WITH
  INTERNATIONAL OPERATIONS

    The Company has established and intends to expand an international customer base by forming strategic sales and marketing alliances with foreign Internet service providers, telecommunications companies and resellers. There can be no assurance that the Company will be able to establish additional strategic alliances or to maintain such strategic alliances. The Company's success in expanding its international customer base depends not only on the formation of additional strategic alliances but also on the success of these partners and their ability to market the Company's services. The failure to maintain such strategic alliances or the failure of these partners to successfully develop and sustain a market for the Company's service will have a material adverse effect on the Company's ability to expand its international customer base, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    In 1997, the Company derived approximately $2.3 million, or 13.2% of its total revenues, from customers outside of the United States. The Company expects that such revenues will represent an increasing percentage of its total revenues in the future. Risks inherent in the Company's international business activities generally include foreign currency exchange risk, unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign markets, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

    The Company has completed a study of its computing and networking systems for the purpose of identifying all date representations and possible Year 2000 impact. The computing systems that provide application layer services (i.e., FaxSav customer services) within the FaxSav network are based upon some variant of the Unix operating system, which adequately represents dates beyond the year 2000. Many of the computing systems that support the internal operations of the Company's business have the similar capacity to represent dates beyond the Year 2000. In addition, for all its internal accounting applications, the Company has purchased new accounting system software that the manufacturer specifies as Year 2000 compliant. The Company's expected total cost to implement the new software is approximately $0.2 million. Finally, the Company intends to conduct a test of its computing systems to verify the results of its study prior to the Year 2000.

    There can be no assurance that the Company's software contains all necessary date code changes or that all problems can be identified by the Company's study and subsequent testing. Accordingly, the Company and its customers may be affected by Year 2000 issues. Compliance with Year 2000 requirements may disrupt the Company's ability to continue developing and marketing its facsimile transmission products and services. The Company may also incur certain unexpected expenditures in connection with Year 2000 compliance. Any of the foregoing could result in a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

    The Company is subject to regulation by various state public service and public utility commissions and by various international regulatory authorities. FaxSav is licensed by the FCC as an authorized telecommunications company and is classified as a "non-dominant interexchange carrier." Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. There can be no assurance that the FCC will not change the Company's regulatory classification or otherwise subject the Company to more burdensome regulatory requirements.

    In connection with the deployment of Internet-capable nodes in countries throughout the world, the Company is required to satisfy a variety of foreign regulatory requirements. The Company intends to explore and seek to comply with these requirements on a country-by-country basis as the deployment of Internet-capable facsimile nodes continues. There can be no assurance that the Company will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, and the failure to satisfy such requirements may prevent the Company from installing Internet-capable facsimile nodes in such countries. The failure to deploy a number of such nodes could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's nodes and its FAXLAUNCHER service utilize encryption technology in connection with the routing of customer documents through the Internet. The export of such encryption technology is regulated by the United States government. The Company has authority for the export of such encryption technology other than to Cuba, Iran, Iraq, Libya, North Korea and Rwanda. Nevertheless, there can be no assurance that such authority will not be revoked or modified at any time for any particular jurisdiction or in general. In addition, there can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit the Company's ability to distribute its services outside of the United States or electronically. While the Company takes precautions against unlawful exportation of its software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of its services. Moreover, future Federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of the Company's services, or new legislation or regulation could have a material adverse effect on the Company's business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE; EFFECT ON ABILITY TO RAISE CAPITAL

    Sales of substantial amounts of Common Stock in the public market following this Offering, or the perception that such sales could occur, could adversely affect the prevailing market price of the Company's Common Stock and may have a material and adverse effect on the Company's ability to raise the capital necessary to fund its future operations. As of August 5, 1998, without taking into account shares of Common Stock issued upon exercise of stock options, warrants or other rights to acquire Common Stock after such date, the Company had outstanding 12,834,482 shares of Common Stock. The Shares and substantially all of the shares of Common Stock already outstanding will be freely tradeable in the public market without restriction under the Securities Act, except that any shares held by "affiliates" of the Company, as such term is defined in Rule 144(a) under the Securities Act ("Affiliates"), may generally only be sold in compliance with the applicable provisions of Rule 144 of the Securities Act. In general, under Rule 144 an Affiliate is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 128,345 shares) or the average weekly trading volume in the Company's Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. Additional shares of Common Stock, including shares issuable upon exercise of options, warrants and other rights to acquire Common Stock, will also become eligible for sale in the public market from time to time in the future. Furthermore, certain holders of Common Stock have the right to cause the Company to register their shares under the Securities Act in the future. The Company is required to bear the expenses of all such required registrations (except underwriting discounts and commissions). The Company is required to use its best efforts to effect such registrations, subject to certain conditions and limitations.

ANTITAKEOVER CONSIDERATIONS

    The Company's Sixth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, up to 1,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The Certificate of Incorporation also provides for staggered terms for the members of the Board of Directors. In addition, the Company will be subject to the provisions of
Section 203 of the Delaware General Corporation Law, which will generally prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The foregoing and other provisions of the Certificate of Incorporation and the Company's By-laws, as amended (the "By-laws") and the application of Section 203 of the Delaware General Corporation Law could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

NO DIVIDENDS

    The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Shares. All proceeds will be received by the Selling Stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

    The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of September 14, 1998. None of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. See "Plan of Distribution."

                                                                                                 BENEFICIAL OWNERSHIP
                                                         NUMBER OF SHARES                           AFTER OFFERING
                                                           BENEFICIALLY     NUMBER OF SHARES   ------------------------
                                                               OWNED           REGISTERED        NUMBER
NAME OF SELLING STOCKHOLDER                              PRIOR TO OFFERING   FOR SALE HEREBY    OF SHARES     PERCENT
-------------------------------------------------------  -----------------  -----------------  -----------  -----------
CMS Concentrated Equity Fund, L.P......................         150,000            150,000              0          0.0%
Deem Trust.............................................          10,000             10,000              0          0.0%
East River Ventures, L.P...............................         285,714            285,714              0          0.0%
Equities Holdings LLC..................................          71,429             71,429              0          0.0%
Herbert Friedman.......................................           2,143              2,143              0          0.0%
Montague Hackett.......................................           4,286              4,286              0          0.0%
Haussman Holdings, Ltd.................................         250,000            250,000              0          0.0%
Alicia Lindgren........................................           2,142              2,142              0          0.0%
M3 Partners LLC........................................           8,572              8,572              0          0.0%
Harold Newman..........................................          40,000             40,000              0          0.0%
Piton Partners.........................................         150,000            150,000              0          0.0%
Stanley Rawn...........................................           4,286              4,286              0          0.0%
Stanford B School Trust................................         150,000            150,000              0          0.0%
Victory Ventures, LLC..................................         171,428            171,428              0          0.0%
Watershed Cayman, Ltd..................................         650,000            550,000        100,000            *
Whittier Ventures LLC..................................         150,000            150,000              0          0.0%
                                                                                                                    --
                                                         -----------------  -----------------  -----------
      TOTAL............................................       2,100,000          2,000,000        100,000            *
                                                                                                                    --
                                                                                                                    --
                                                         -----------------  -----------------  -----------
                                                         -----------------  -----------------  -----------

------------------------

*   Less than 1%.

    The Shares are being registered as a result of a contractual arrangement with the Selling Stockholders. The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.

    The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep this Registration Statement effective until the earlier of: (a) July 22, 2000; or (b) the date on which all of the Shares have been sold pursuant to the terms hereof.

                              PLAN OF DISTRIBUTION

    The Shares offered hereby may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. The Selling Stockholders may transfer their Shares under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees.

    At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

    In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

    The Selling Stockholders may also transfer their Shares pursuant to Rule 144, whether or not the Registration Statement, of which this Prospectus forms a part, is effective at the time of any such transfer.

    The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Selling Stockholder Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

    The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.

                                 LEGAL MATTERS

    The validity of the Shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

    The balance sheets as of December 31, 1997 and 1996 and the statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus, have been incorporated herein, in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,000,000 SHARES

                              FAXSAV INCORPORATED
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               SEPTEMBER 29, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an estimate of the expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company:

                                                                 AMOUNT TO
                                                                  BE PAID
                                                                -----------
SEC Registration Fee..........................................   $   2,153
Nasdaq Listing Fee............................................      17,500
Legal Fees and Expenses.......................................      20,000
Accounting Fees and Expenses..................................      10,000
Miscellaneous.................................................         347
                                                                -----------
      Total...................................................   $  50,000
                                                                -----------
                                                                -----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article IX of the Registrant's Sixth Amended and Restated Certificate of Incorporation provides for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

    The Company has purchased liability insurance on behalf of its directors and officers for liabilities arising out of their capacities as such.

ITEM 16. EXHIBITS

    The following is a list of Exhibits filed as part of the Registration
Statement:

      3.1  Registrant's Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-09613 ("Registrant's Registration Statement")).
      3.2  By-laws of the Registrant (incorporated by reference to Exhibits 3.4 and 3.5 to the
           Registrant's Registration Statement).
      4.1  Specimen certificate for shares of the Registrant's Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement).
      4.2  Provisions of the Articles of Incorporation and By-laws of the Registrant defining rights of holders of Common Stock of the Registrant (incorporated herein by reference to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 to the Registrant's Registration Statement).
      5.1  Opinion of Brobeck, Phleger & Harrison LLP.*
     10.1  Form of Common Stock Purchase Agreement, Dated July 22, 1998.*
     23.1  Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit
           5.1).
     23.2  Consent of PricewaterhouseCoopers LLP, independent accountants.*
     24.1  Power of Attorney (included with signature page).

------------------------

*   Filed herewith.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement;

           (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints Thomas F. Murawski and Peter S. Macaluso, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement on Form S-3, or any registration statement relating to the offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on September 29, 1998.

                                         FAXSAV INCORPORATED

                                         By:                    /s/ THOMAS F. MURAWSKI
                                                    ---------------------------------------------
                                                                  Thomas F. Murawski
                                                         CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 29, 1998.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                /s/ THOMAS F. MURAWSKI
     -------------------------------------------        Chairman of the Board of Directors, President and Chief
                  Thomas F. Murawski                    Executive Officer (principal executive officer)

                /s/ PETER S. MACALUSO
     -------------------------------------------        Vice President and Chief Financial Officer (principal
                  Peter S. Macaluso                     financial and accounting officer)

                /s/ JEFFREY M. DRAZAN
     -------------------------------------------
                  Jeffrey M. Drazan                     Director

                 /s/ PETER A. HOWLEY
     -------------------------------------------
                   Peter A. Howley                      Director

                  /s/ ROBERT LABANT
     -------------------------------------------
                    Robert Labant                       Director

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                                 DESCRIPTION                                                 PAGE
-----------  --------------------------------------------------------------------------------------------------  -----------

       3.1   Registrant's Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to
             Exhibit 3.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333-09613
             ("Registrant's Registration Statement")...........................................................

       3.2   By-Laws of the Registrant (incorporated by reference to Exhibit 3.4 and 3.5 to the Registrant's
             Registration Statement)...........................................................................

       4.1   Specimen certificate for shares of the Registrant's Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement)........................................

       4.2   Provisions of the Articles of Incorporation and By-laws of the Registrant defining rights of holders of Common Stock of the Registrant (incorporated herein by reference to Exhibits 3.1., 3.2,
             3.3, 3.4 and 3.5 to the Registrant's Registration Statement)......................................

       5.1   Opinion of Brobeck, Phleger & Harrison LLP*.......................................................

      10.1   Form of Common Stock Purchase Agreement, Dated July 22, 1998*.....................................

      23.1   Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).........

      23.2   Consent of PricewaterhouseCoopers LLP, independent accountants*...................................

      24.1   Power of Attorney (included with signature page)..................................................

------------------------

*   Filed herewith.